Exhibit 5.1

2001 ROSS AVENUE	ABU DHABI	HOUSTON
DALLAS, TEXAS	AUSTIN	LONDON
75201-2980	BEIJING	MOSCOW
	BRUSSELS	NEW YORK
TEL +1	DALLAS	PALO ALTO
214.953.6500	DUBAI	RIYADH
FAX +1	HONG KONG	WASHINGTON
214.953.6503
www.bakerbotts.com

September 18, 2012

Computer Sciences Corporation

3170 Fairview Park Drive

Falls Church, Virginia 22042

Ladies and Gentlemen:

In connection with the issuance by Computer Sciences Corporation, a Nevada corporation (the “Company”), of $350,000,000 aggregate principal amount of 2.500% Senior Notes due 2015 (the “2015 Notes”) and $350,000,000 aggregate principal amount of 4.450% Senior Notes due 2022 (the “2022 Notes” and, together with the 2015 Notes, the “Notes”) pursuant to the Registration Statement on Form S-3 (Registration No. 333-183518) (the “Registration Statement”), certain legal matters with respect to the Notes are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Form 8-K”).

The Registration Statement has been filed with the Commission and became effective under the Act upon filing. A related prospectus dated August 23, 2012, as supplemented by the final prospectus supplement relating to the Notes dated September 11, 2012 (as so supplemented, the “Prospectus”), was filed by the Company on September 13, 2012 with the Commission pursuant to Rule 424(b)(5) under the Act.

The Notes are to be issued pursuant to the Indenture (the “Base Indenture”), dated September 18, 2012, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a supplemental indenture (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), dated September 18, 2012.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Underwriting Agreement, dated September 11, 2012 (the “Underwriting Agreement”), among the Company and the several Underwriters named in Schedule A to the Underwriting Agreement (the “Underwriters”), relating to the issuance and sale of the Notes; (ii) the Indenture, (iii) the global notes representing the Notes, (iv) the Registration Statement and the Prospectus, (v) the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date, (vi) certain corporate records of the Company, including certain resolutions of the Board of Directors and the Capital Transaction Committee of the Board of Directors of the Company, as furnished to us by the Company, (vii) certificates of public officials and of representatives of the Company, (viii) statutes and (ix) other instruments and documents, all as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates, statements or other representations of officers or authorized agents of the Company and of governmental and public officials with respect to the accuracy of the factual matters contained therein or covered thereby.

In making our examination, we have assumed the due execution and delivery of the Indenture, and we have assumed, without independent investigation, that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

In connection with this opinion, we have also assumed that (i) the Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Nevada and (ii) the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner set forth in the Registration Statement and the Prospectus.

On the basis of the foregoing, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Notes will, when duly executed, issued and delivered by the Company and authenticated and delivered by the Trustee in accordance with the terms of the Indenture and duly purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that the enforcement thereof may be subject to (a) any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, (b) general principles of equity and public policy (regardless of whether enforcement is sought in a proceeding at law or in equity) and (c) any implied covenants of good faith and fair dealing.

We express no opinion as to the enforceability of any provision in the Indenture, to the extent relating to: (i) any failure to comply with requirements concerning notices, relating to delay or omission to enforce rights or remedies or purporting to waive or affect rights, claims, defenses or other benefits to the extent that any of the same cannot be waived or so affected under applicable law or (ii) indemnities or exculpation from liability to the extent prohibited by federal or state laws and the public policies underlying those laws or that might require indemnification for, or exculpation from liability on account of, negligence, willful misconduct, unlawful acts, fraud or illegality of an indemnified or exculpated party.

We limit the opinions set forth above in all respects to matters of the contract law of the State of New York and federal law of the United States, each as in effect on the date hereof. Insofar as the opinions expressed above relate to matters that are governed by the laws of the State of Nevada, we have relied upon the opinion, including the limitations and qualifications set forth therein, of even date herewith of Woodburn and Wedge, Nevada counsel to the Company, as evidenced by the opinion of such firm to be filed with the Form 8-K and the consent contained in such opinion. No opinion is expressed herein as to any matters governed by the law of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.